Exhibit 99.1

Fluor Corporation	Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

Fluor reports FULL YEAR 2019 RESULTS

•	Files annual report on Form 10-K for 2019

•	Announces decision to exit competitive EPC lump-sum bidding for Energy & Chemicals segment

•	Company expects to be current in financial reporting by year end

•	In-depth business evaluation underway, working with ad-hoc Board committee

IRVING, Texas (September 25, 2020) – Fluor Corporation (NYSE: FLR) today announced financial results for its year ended December 31, 2019. Results for 2019 were a net loss from continuing operations of $1.7 billion, or $11.97 per diluted share, compared to earnings from continuing operations of $9 million, or $0.07 per share for 2018. The net loss attributable to Fluor includes impairment, restructuring and other exit costs of $533 million, expenses of $138 million related to the settlement of the U.K. pension plan and $731 million related to establishing valuation allowances to reduce net deferred tax assets. Consolidated segment loss for the year was $386 million compared to a profit of $323 million in 2018. Revenue of $14.3 billion in 2019 from continuing operations compares to $15.2 billion in the prior year.

Full year new awards from continuing operations and government were $12.6 billion, and ending consolidated backlog was $31.9 billion. Corporate G&A expenses for 2019 were $159 million, up from $118 million a year ago primarily due to the effects of foreign transactional gains and losses. Fluor’s cash and marketable securities at the end of 2019 was $2.0 billion. During 2019, Fluor paid $118 million in dividends.

Results of Board Investigation

As the company previously announced, a special committee of independent members of the Board of Directors led a review of its previously issued financial information and determined there were material project-related errors resulting from the absence of timely recognition of changes in forecasted project costs, and from other errors in estimating the amount of variable consideration to be included in revenue for the Radford project. Accordingly, Fluor has restated annual financial results for 2016, 2017, and 2018, and for each of the interim previously issued quarterly periods for 2018 and 2019. In addition, the restated financial statements include other quantitatively immaterial adjustments to these annual periods. These adjustments reduced cumulative pretax earnings reported through September 30, 2019, by $3.8 million.

The special committee, along with its independent external advisors and financial experts, had full access to the company’s personnel and documentation and determined the scope of its review. The investigation included document collection and interviews across all Fluor EPC segments including both domestic and international. The quantity of projects reviewed represents a majority of the company’s lump-sum portfolio.

In addition, the company determined that its disclosure controls and procedures were not effective due to the existence of material weaknesses. To address these weaknesses, Fluor’s remediation plan includes personnel actions, additional project monitoring procedures, improved guidance on project forecasting principles, updated tools and templates to achieve more standardization of project-level documentation and reporting, and improved internal company training on required policies and procedures.

“Today’s filing marks the culmination of a thorough review of the financial reporting on a significant number of our lump-sum projects. We agree with the findings of the special committee and are moving forward with our remediation plan,” said Carlos Hernandez, Fluor chief executive officer. “Fluor continues to have substantial liquidity and dedicated employees who are ready to tackle current and future challenges.”

Strategic Update

In September 2019, Fluor announced actions intended to drive improved cash generation and de-risk the portfolio. The company has sold portions of its equipment rental business and continues to progress on transacting AMECO, public-private partnership assets and excess real estate. In addition, the company has suspended its dividend and remains on track to realize at least $100 million in annual savings by the end of the year.

Following on from last year’s review, Fluor has initiated a broader and more comprehensive analysis of our entire business model. The goal is to reshape the company to address today’s markets and to ensure future success. An ad-hoc two person committee of the board has been formed to be an added resource to management and to provide their ideas and expertise in the upfront part of this process.

In advance of this new strategy, for the Energy & Chemicals segment the company has determined that it will only pursue reimbursable or open-book lump-sum conversion engineering, procurement and construction prospects. The company believes that competitively bid lump-sum projects create a transactional market where the allocation of risk is not appropriately distributed.

Outlook

The company has experienced a significant shift in end markets in 2020 driven by volatility in commodity prices and the global disruption from the COVID-19 pandemic. As a result, the Company is suspending all previously issued 2020 guidance. In addition, the Company is providing updates on the following:

•	As of the end of August 2020, Fluor’s cash balance was $2.1 billion and the company expects the cash balance to be approximately in that range through the end of the year.

•	The company continues to have adequate liquidity to meet its operational and project needs and has no amounts drawn on the revolving loans under its committed credit facilities.

•	Fluor expects to file Q1 2020 results within the next month, followed approximately four weeks later by Q2 2020 results with Q3 2020 results approximately four weeks after that. The company will hold its next call with the investment community in conjunction with the release of its Q3 results.

Business Segments

The Energy & Chemicals segment reported a segment loss of $95 million in 2019 compared to a profit of $335 million in 2018. Segment profit in 2019 decreased significantly as a result of charges associated with forecast revisions on certain projects. Revenue for 2019 was $5.8 billion, down from $7.7 billion in the previous year. Full year new awards in 2019 totaled $3.7 billion, compared to $10.6 billion in 2018. Ending backlog was $14.1 billion compared to $17.8 billion a year ago.

The Mining & Industrial segment reported a segment profit of $159 million, up from $94 million in 2018. Full year revenue for the segment of $5.1 billion was up from $3.5 billion a year ago. Results for the year reflect increased project execution activities for several large mining projects and the favorable resolution of a longstanding customer dispute. Full year new awards in 2019 were $1.9 billion, and ending backlog was $5.4 billion compared to $8.9 billion a year ago.

The Infrastructure & Power segment reported a segment loss of $244 million compared to a loss of $30 million in 2018. Full year revenue for the segment was $1.4 billion compared to $1.7 billion a year ago. Results for 2019 include costs related to the settlement of three gas-fired power projects and forecast revisions related to several infrastructure projects. Full year new awards in 2019 were $2.6 billion, and ending backlog for the segment was $6.1 billion compared to $6.3 billion a year ago.

The Diversified Services segment, including certain retained AMECO operations, reported a segment profit of $15 million in 2019, compared to $69 million a year ago. Results for 2019 reflect reduced volumes of higher-margin operations and maintenance activities. Full year revenue was $2.0 billion compared to $2.3 billion in 2018. New awards totaled $2.2 billion for 2019, and ending backlog was $2.5 billion, up from $2.3 billion a year ago.

The Other segment, which is comprised of NuScale and the Radford and Warren government projects, reported a full year segment loss of $220 million, compared to a loss of $145 million a year ago. Results for the year include NuScale expenses of $66 million.

Discontinued Operations

During the third quarter of 2019, management announced a plan to sell the company’s government and AMECO equipment businesses. The results of the government and AMECO businesses have been presented as earnings from discontinued operations for all periods presented in its 2019 10-K. In February 2020, Fluor announced its intention to retain the government business, and will reflect its financial information in continuing operations starting with the first quarter of 2020.

Results from discontinued operations for 2019 were a net profit of $154 million, or $1.10 per diluted share, compared to $164 million, or $1.17 per diluted share a year ago. Results for the fourth quarter reflect an $89 million favorable settlement related to a completed project. New awards totaled $2.0 billion for the year including a contract for the Hanford Central Plateau Cleanup Contract for the Department of Energy. Ending backlog was $3.6 billion, compared to $4.4 billion a year ago.

Conference Call

Fluor will host a conference call at 8:30 a.m. Eastern time on Friday, September 25, which will be webcast live on the Internet and can be accessed by logging onto investor.fluor.com. The call will also be accessible by telephone at 888-204-4368 (U.S./Canada) or +1 323-994-2093. The conference ID is 3597615. A supplemental slide presentation will be available shortly before the call begins.

A replay of the webcast will be available for 30 days. A replay of the call will be available by telephone for one week. Click Here to register for the replay.

For more information including restated financial tables, please see 2019 Form 10-K filed earlier today.

Non-GAAP Financial Measures

This press release contains a discussion of consolidated segment profit (loss) from continuing operations that would be deemed a non-GAAP financial measure under SEC rules. Segment profit (loss) is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests excluding: corporate general and administrative expense; impairment, restructuring and other exit costs; interest expense; interest income; domestic and foreign income taxes; other non-operating income and expense items; and earnings from discontinued operations. The company believes that consolidated segment profit (loss) from continuing operations provides a meaningful perspective on its business results as it is the aggregation of individual segment profit (loss) measures that the company utilizes to evaluate and manage its business performance. A reconciliation of consolidated segment profit (loss) from continuing operations to earnings (loss) from continuing operations before taxes is included in the press release table.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is a global engineering, procurement, fabrication, construction and maintenance company with projects and offices on six continents. Fluor’s 45,000 employees build a better world by designing, constructing and maintaining safe, well-executed, capital-efficient projects. Fluor had revenue of $14.3 billion in 2019 and is ranked 181 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has served its clients for more than 100 years. For more information, please visit www.fluor.com or follow Fluor on Twitter, LinkedIn, Facebook and YouTube.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management "will," "believes," "expects," "plans," "continue" is "positioned" or other similar expressions). These forward-looking statements, including statements relating to our expectations as to the filing of our quarterly reports on Form 10-Q, strategic and operation plans, and projected cash balances and liquidity are based on current management expectations and involve risks and uncertainties.

Actual results may differ materially as a result of a number of factors, including, among other things, the severity and duration of the COVID-19 pandemic and actions by governments, businesses and individuals in response to the pandemic, including the duration and severity of economic disruptions; the cyclical nature of many of the markets the Company serves, including the Company’s Energy & Chemicals segment; the Company's failure to receive new contract awards; cost overruns, project delays or other problems arising from project execution activities, including the failure to meet cost and schedule estimates; failure to remediate material weaknesses in our internal controls over financial reporting or the failure to maintain an effective system of internal controls; failure to prepare and timely file our periodic reports; the restatement of certain of our previously issued consolidated financial statements; intense competition in the industries in which we operate; failure to obtain favorable results in existing or future litigation and regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of our joint venture or other partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; foreign economic and political uncertainties; client cancellations of, or scope adjustments to, existing contracts; failure to maintain safe worksites and international security risks; risks or uncertainties associated with events outside of our control, including weather conditions, pandemics, public health crises, political crises or other catastrophic events; the use of estimates and assumptions in preparing our financial statements; client delays or defaults in making payments; the failure of our suppliers, subcontractors and other third parties to adequately perform services under our contracts; the Company’s failure, or the failure of our agents or partners, to comply with laws; risks related to our indebtedness; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity; failure to successfully implement our strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; risks arising from the inability to successfully integrate acquired businesses; the inability to hire and retain qualified personnel; the potential impact of certain tax matters; possible information technology interruptions or inability to protect intellectual property; new or changing legal requirements, including those relating to climate change and environmental, health and safety matters; the Company's ability to secure appropriate insurance; liabilities associated with the performance of nuclear services; foreign currency risks; the loss of one or a few clients that account for a significant portion of the Company's revenues; damage to our reputation; failure to adequately protect intellectual property rights; and asset impairments. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in the Company's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading "Item 1A. Risk Factors" in the Company's Form 10-K filed on September 22, 2020. Such filings are available either publicly or upon request from Fluor's Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

SUMMARY FINANCIALS AND U.S. GAAP RECONCILIATION OF CONSOLIDATED SEGMENT PROFIT

(in millions)			As Restated
YEAR ENDED DECEMBER 31	2019		2018		2017
Revenue
Energy & Chemicals	$5,823.7		$7,695.5		$8,568.5
Mining & Industrial	5,057.2		3,491.0		2,100.9
Infrastructure & Power	1,370.4		1,668.0		1,810.0
Diversified Services	2,040.1		2,257.2		2,295.4
Other	56.6		60.8		31.7
Revenue	$14,348.0		$15,172.5		$14,806.5

Segment profit (loss) $ and margin %
Energy & Chemicals	$(95.0)	(1.63)%	$334.5	4.35%	$428.2	5.00%
Mining & Industrial	158.5	3.13%	94.3	2.70%	87.8	4.18%
Infrastructure & Power	(243.9)	(17.80)%	(30.1)	(1.80)%	(271.0)	(14.97)%
Diversified Services	14.6	0.72%	68.7	3.04%	83.6	3.64%
Other	(220.1)	NM	(144.7)	NM	(115.4)	NM
Total segment profit (loss) $ and margin %	$(385.9)	(2.69)%	$322.7	2.13%	$213.2	1.44%

Corporate general and administrative expense	(159.1)		(118.4)		(183.7)
Impairment, restructuring and other exit costs	(532.6)		—		—
Loss on pension settlement	(137.9)		(21.9)		(0.2)
Interest expense, net	(19.7)		(41.0)		(40.0)
Earnings (loss) attributable to NCI from continuing operations	(41.5)		46.6		64.5
Earnings (loss) from continuing operations before taxes	(1,276.7)		188.0		53.8
Income tax expense (benefit)	(441.0)		(132.3)		(16.4)
Net earnings (loss) from continuing operations	$(1,717.7)		$55.7		$37.4

New awards
Energy & Chemicals	$3,724.1		$10,641.4		$3,950.0
Mining & Industrial	1,861.9		8,696.1		2,277.8
Infrastructure & Power	2,608.7		2,066.0		1,525.3
Diversified Services	2,217.2		2,138.5		2,007.0
Other	152.2		—		—
Total new awards	$10,564.1		$23,542.0		$9,760.1

Backlog
Energy & Chemicals	$14,128.9		$17,834.5		$15,110.3
Mining & Industrial	5,384.0		8,889.3		3,634.9
Infrastructure & Power	6,079.4		6,344.4		5,915.3
Diversified Services	2,541.6		2,282.9		2,451.0
Other	244.0		252.4		237.8
Total backlog	$28,377.9		$35,603.5		$27,349.3

New awards related to projects located outside of the U.S.	54%		80%		53%
Backlog related to projects located outside of the U.S.	74%		78%		63%

NM = Not meaningful